Exhibit 99.1

NeurogesX, Inc. Stephen Ghiglieri Executive Vice President, COO and CFO (650) 358-3310	The Ruth Group Sara Pellegrino (investors) (646) 536-7002 spellegrino@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

NeurogesX Reports Second Quarter 2010 Results

Conference Call Today at 4:30pm ET

Recent Highlights:

•	Qutenza launched in April, 2010

•	Qutenza available and/or on formulary at 60 U.S. hospitals

•	Astellas initiates Qutenza E.U. launch in Germany, Austria, and the UK

•	Completed $40 million royalty based debt financing

Upcoming 2010 Milestones:

•	Qutenza launch in additional E.U. markets by Astellas

•	Initiation of Phase 2 clinical trial of NGX-1998 in PHN patients

San Mateo, Calif., (August 5, 2010) – NeurogesX, Inc. (Nasdaq: NGSX), a biopharmaceutical company focused on developing and commercializing novel pain management therapies, today reported results for its second quarter ended June 30, 2010.

During the second quarter of 2010, NeurogesX initiated the U.S. launch of Qutenza® (capsaicin) 8% patch for the management of neuropathic pain associated with postherpetic neuralgia (PHN), through targeted physician outreach, in-office training, and support for patient access to treatment and reimbursement. During the early launch phase, the NeurogesX sales team is focused on targeting hospitals, pain centers, and private pain specialists to establish a national network of Qutenza-experienced physicians (Qutenza Practice Referral Optimization or “QPRO” Centers of Excellence) that can provide treatment and serve as referral centers for PHN patients. The Company continues to progress with its reimbursement strategy which has three primary elements: 1) obtain coverage under medical benefit (Medicare Part B and private payers) for Qutenza; 2) establish coding for both Qutenza and the application procedure; and 3) provide customer billing support through the Insight:Qutenza Reimbursement Support Program.

Anthony DiTonno, President and CEO, commented, “A primary goal of the U.S. Qutenza launch is to maximize long-term value by creating a positive initial experience for both physician offices and their patients. This process will take time to execute but the early feedback suggests that we are on the right path. I am very pleased with the progress we have made in regards to our reimbursement strategy, which is creating access to Qutenza for PHN patients, as well as the performance of our sales and marketing team in implementing our QPRO strategy. I believe we are currently building the foundation that will enable Qutenza to become a significant option for physicians when treating their PHN patients.”

In the European Union, Qutenza was launched in the second quarter 2010 by NeurogesX’ commercial partner Astellas Pharma Europe Ltd. (Astellas), and is now available in Germany, Austria, and the UK with initial launch activities focused on intensive site training. During the second half of 2010, Astellas plans to launch Qutenza further into more European markets increasing their presence in the pain management arena.

Moving into the second half of 2010, NeurogesX plans to resume clinical development of NGX-1998, a second-generation liquid formulation of high-concentration capsaicin. Preparations are underway to initiate a Phase 2 adaptive-design clinical study in PHN patients to evaluate the potential of NGX-1998 to provide safety and efficacy in a shorter time frame than is required for Qutenza. The Company is also continuing to evaluate its path forward with regard to Qutenza for the HIV distal sensory polyneuropathy (HIV-DSP) and painful diabetic neuropathy (PDN) indications. The Company is scheduled to meet with the FDA later this year to discuss the HIV-DSP indication and potential paths forward for this program. For PDN, the Company is continuing to evaluate further development in light of Astellas’ plans to address certain post-market commitments in the European Union.

Second Quarter 2010 Results

Since the U.S. launch of Qutenza on April 5, 2010, the Company recorded sales of Qutenza to its specialty distribution and specialty pharmacy customers totaling $308,000, of which $33,000 was recorded as Qutenza revenue for the second quarter 2010. Due to limited history of product returns and launch-related programs, including extended payment programs, NeurogesX is deferring revenue recognition of the remaining $275,000 in Qutenza sales to these customers. Of the deferred revenue total, $122,000 was sold through to end user customers (i.e. physicians, clinics and hospitals) and the deferral has resulted from launch related extended payment terms, while $153,000 represents deferral of sales into the company’s distribution channel, recognition of which will be based upon ultimate sales of those units to end user customers. Deferred revenue is reported net of associated cost of goods sold on the Company’s balance sheet.

Collaboration revenue for the second quarter of 2010 was $2.1 million, consisting of $1.9 million in amortization of upfront payments received in connection with the Astellas Agreement, and $0.2 million to reflect a difference between the carrying costs and contractual transfer price of Qutenza supply sold to Astellas. Under the Astellas Supply Agreement, NeurogesX is obligated to supply Astellas with Qutenza at a contractually agreed upon cost for materials, related labor, and overhead, until Astellas establishes its own suppliers.

Total operating expenses were approximately $11.1 million for the second quarter of 2010, up from approximately $5.4 million in the year ago period. This increase was due primarily to an increase in selling, general and administrative expenses offset by a minor reduction in research and development expenses.

Cost of goods sold for the second quarter of 2010 totaled $45,000 for the quarter and consisted mainly of fixed monthly charges related to our third party logistics provider for warehousing, and shipping activities during the quarter.

Research and development expenses were approximately $2.7 million for the second quarter of 2010, compared to approximately $2.8 million in the year ago period. The year-over-year decrease of $0.1 million primarily reflected costs to support and maintain the FDA approval of Qutenza during the second quarter 2010, compared to the costs associated with obtaining the FDA approval during the year ago period.

Selling, General and Administrative (SG&A) expenses were $8.3 million during the second quarter 2010, up from $2.6 million in the second quarter 2009. This increase was due in large part to the commercial launch of Qutenza in the United States in April, 2010. Specifically, the increases included a $2.6 million increase in costs associated with our sales and commercial operations organization including salary and related expenses; $2.1 million related to marketing materials development and other launch-related marketing costs; and to a lesser extent, increases in our medical affairs and general and administrative functions. During the year ago period, limited pre-commercialization activities were performed as marketing authorization for Qutenza had been received only in the E.U. and was pending in the U.S.

Net loss for the second quarter of 2010 was $10.2 million, compared to a net loss of $5.4 million for the second quarter of 2009. Net loss per share was $0.58 and $0.31 for the three months ended June 30, 2010 and 2009, respectively, based on weighted average shares outstanding of 17,748,720 and 17,580,158, respectively. The weighted average shares used in computing net loss per share for all periods presented exclude anti-dilutive securities, such as stock options and warrants.

Cash, cash equivalents and short-term investments were $67.9 million at June 30, 2010, compared to $40.1 million at March 31, 2010.

Stephen Ghiglieri, EVP, COO and CFO, commented, “We are pleased with the market acceptance of Qutenza to date. Given our approach for establishing the market for Qutenza which involves a substantial selling process that may take weeks to months to establish a Qutenza treating physician practice, metrics to evaluate success are different than your average retail pharmaceutical product launch. Qutenza represents a treatment innovation with the potential to provide neuropathic pain relief in patients with PHN and we are pleased with our progress to date.”

Conference Call Details

The Company will hold its quarterly conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss second quarter 2010 results.

To participate, please dial 1-877-407-0789 (USA) or 1-201-689-8562 (International). To access the live web cast please visit the Investor Relations section on the corporate web site at http://www.neurogesx.com.

A replay of the conference call will be available beginning August 5, 2010 at 7:30 p.m. ET (4:30 p.m. PT) and ending on August 15, 2010 by dialing 1-877-870-5176 (USA) or 1-858-384-5517 (International), Account Number: 3055, Conference ID Number: 354780. A replay of the webcast will also be available on the corporate website for one month, through September 5, 2010.

About Qutenza®

Qutenza® (capsaicin) 8% patch, a localized dermal delivery system containing a prescription strength capsaicin, is approved by the U.S. Food and Drug Administration (FDA) for the management of neuropathic pain associated with postherpetic neuralgia (PHN).

Clinical studies have shown that a single one-hour Qutenza application can provide three months relief from pain associated with postherpetic neuralgia (PHN), the nerve pain that can occur after shingles.

In clinical trials, serious adverse reactions included application-associated pain and increase in blood pressure. The most common treatment-emergent adverse reactions (greater than or equal to 5% of Qutenza patients and greater than control) were application-site erythema, application-site pain, application-site pruritus, and application-site papules.

Qutenza is also approved in the E.U. and is marketed by Astellas Pharma Europe Ltd. (Astellas), the European subsidiary of Tokyo-based Astellas Pharma Inc.

About NeurogesX, Inc.

NeurogesX, Inc. (Nasdaq: NGSX) is a San Francisco Bay Area-based biopharmaceutical company focused on developing and commercializing novel pain management therapies. NeurogesX was founded on the concept that use of prescription-strength capsaicin could help manage the pain associated with neuropathic pain conditions. Since its inception, NeurogesX has leveraged its passion to help people with pain to efficiently develop this concept, resulting in the commercial launch of Qutenza® (capsaicin) 8% patch in 2010. The Company continues to apply its knowledge and expertise in the development of other novel treatments for pain.

The Company’s lead product, Qutenza, is a localized dermal delivery system containing prescription strength capsaicin that is currently approved in the United States and the European Union. Qutenza is now available in the United States for the management of neuropathic pain associated with postherpetic neuralgia (PHN). In Europe, Qutenza is being marketed by Astellas Pharma Europe Ltd. (Astellas), the European subsidiary of Tokyo-based Astellas Pharma Inc.

The Company’s most advanced product candidate, NGX-1998, is a topically applied liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions such as PHN. NGX-1998 has completed three Phase 1 studies.

The Company’s early-stage product pipeline includes pre-clinical compounds which are prodrugs of acetaminophen and various opioids. The Company has evaluated these compounds in vitro and in vivo.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include but are not limited to: statements regarding the safety and efficacy of Qutenza® including any timing or approval of any expansions on indication and market acceptance of Qutenza by patients and healthcare providers; planned commercialization and sales strategies, as well as the expected benefits of such strategies and the effect such strategies may have on sales and revenue expectations; expectations regarding reimbursement for Qutenza, including the receipt and timing of any product specific reimbursement codes; sales and marketing expenses for 2010 and into 2011; the timing and scope of commercial launch of Qutenza in the United States and European Union; the timing of re-entry of NGX-1998 into clinical development; and the sufficiency of cash resources to fund the Company’s operations. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to: difficulties or delays in the commercialization of Qutenza, including with respect to manufacture and supply of Qutenza; Qutenza may have unexpected adverse side effects; physician or patient reluctance to use Qutenza; and other difficulties or delays in the launch of Qutenza by Astellas in the European Union. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.

NeurogesX, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net product revenue	$33	$—	$33	$—
Collaborative revenue	2,051	—	3,837	—

Total Revenues	2,084	—	3,870	—

Operating expenses:
Cost of goods sold	45	—	45	—
Research and development	2,745	2,780	4,868	5,106
Selling, general and administrative	8,271	2,605	17,078	4,794

Total operating expenses	11,061	5,385	21,991	9,900

Loss from operations	(8,977)	(5,385)	(18,121)	(9,900)
Interest income	22	11	29	45
Interest expense	(1,289)	(68)	(1,289)	(188)
Other income (expense), net	11	10	(16)	10

Net loss	$(10,233)	$(5,432)	$(19,397)	$(10,033)

Basic and diluted net loss per share	$(0.58)	$(0.31)	$(1.09)	$(0.57)

Shares used to compute basic and diluted net loss per share	17,748,720	17,580,158	17,737,499	17,574,455

NeurogesX, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share information)

	June 30, 2010	December 31, 2009
	(unaudited)	(Note 1)
Assets
Current assets:
Cash and cash equivalents	$14,690	$29,695
Short term investments	53,197	20,864
Receivable from collaborative partner	798	678
Trade receivable	186	—
Prepaid expenses and other current assets	1,024	769
Restricted cash	290	40
Inventories, net	1,091	—

Total current assets	71,276	52,046

Property and equipment, net	935	739
Other assets	246	—
Restricted cash	120	120

Total Assets	$72,577	$52,905

Liabilities and Stockholders’ Equity (Deficit)
Liabilities
Current Liabilities
Accounts payable	$1,388	$65
Accrued compensation	1,225	2,157
Accrued license fees	—	1,213
Accrued research and development	517	670
Other accrued expenses	3,426	1,222
Deferred product revenue, net	256	—
Deferred collaborative revenue	7,242	7,242
Notes payable - current portion	—	191

Total current liabilities	14,054	12,760

Non-current liabilities
Deferred collaborative revenue	36,010	39,601
Deferred rent	208	291
Long term obligations	39,518	—
Interest payable on long term obligations	597	—

Total non-current liabilities	76,333	39,892

Stockholders’ equity (deficit):

Common Stock	18	18
Additional paid-in capital	213,575	212,254
Accumulated other comprehensive income	5	(8)
Accumulated deficit	(231,408)	(212,011)

Total stockholders’ equity (deficit)	(17,810)	253

Total liabilities and stockholders’ equity (deficit)	$72,577	$52,905

(Note 1) The balance sheet at December 31, 2009, has been derived from the audited consolidated financial statements at that date.